Klondex Announces Results of Annual Meeting

Vancouver, BC – May 5, 2017 – Klondex Mines Ltd. (KDX:TSX; KLDX:NYSE MKT) (“Klondex” or the “Company”) is pleased to announce the results of its annual and special meeting of shareholders (the "Meeting") held on May 4, 2017.

A total of 124,486,955 common shares were represented at the Meeting, representing 70.21% of the issued and outstanding common shares of the Company as at the record date for the Meeting. All matters presented for approval at the Meeting were duly authorized and approved, as follows:

1.	election of all management nominees to the board of directors of the Company;
2.	appointment of PricewaterhouseCoopers LLP as auditors of the Company for the ensuing year and authorization of the directors to fix their remuneration;
3.	approval of a non-binding advisory resolution on the Company's approach to executive compensation; and
4.	approval of a non-binding advisory vote on the frequency of holding a non-binding advisory vote on the Company's approach to executive compensation.

Detailed voting results for the election of directors were as follows:

Name	Shares Voted For	% Voted For	Shares Withheld	% Withheld
Rodney Cooper	109,191,463	(99.91%)	98,309	(0.09%)
Mark J. Daniel	107,559,471	(98.42%)	1,730,301	(1.58%)
James Haggarty	109,195,707	(99.91%)	94,065	(0.09%)
Richard J. Hall	105,400,596	(96.44%)	3,889,176	(3.56%)
Paul Huet	109,192,963	(99.91%)	96,809	(0.09%)
William Matlack	106,061,548	(97.05%)	3,228,224	(2.95%)
Charles Oliver	108,700,671	(99.46%)	589,101	(0.54%)
Blair Schultz	109,160,083	(99.88%)	129,689	(0.12%)

Further details on the above matters, including the report of voting results thereon, are set forth in the Company's Meeting materials accessible under the Company's issuer profile on SEDAR at www.sedar.com.

About Klondex Mines Ltd. (www.klondexmines.com)
Klondex is a well-capitalized, junior-tier gold and silver mining company focused on exploration, development, and production in a safe, environmentally responsible, and cost-effective manner. The Company has 100% interests in three producing mineral properties: the Fire Creek Mine and the Midas Mine and ore milling facility, both of which are located in the state of Nevada, USA, and the True North Gold Mine (formerly known as the Rice Lake Mine) and mill in Manitoba, Canada. The Company also has 100% interests in two recently acquired projects, the Hollister mine and the Aurora mine and ore milling facility (formerly known as Esmeralda), also located in Nevada, USA.

For More Information
John Seaberg
Senior Vice President, Investor Relations and Corporate Development
O: 775-284-5757
M: 303-668-7991
jseaberg@klondexmines.com